UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 30, 2013

DEHAIER MEDICAL SYSTEMS LIMITED

 (Exact name of registrant as specified in its charter)

British Virgin Islands	001-34661	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 501, Jiuzhou Plaza

83 Fuxing Road, Haidian District

Beijing 100856 China

(Address of principal executive offices, including zip code)

+86 (10) 5166-0080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

Mr. Weibing Yang tendered his resignation as a director from the Board of Directors of Dehaier Medical Systems Limited (the “Registrant”), effective March 30, 2013.  Mr. Wang’s resignation was not due to any disagreement with the Registrant.

Item 5.02(d)

Effective March 30, 2013, the Nominating Committee of the Registrant recommended, and the Board of Directors of the Registrant approved, the appointment of Mr. Charles Li to the Registrant’s Board of Directors.

Mr. Li, 27, will serve as a Class II member of the Board of Directors until the meeting of the shareholders of the Registrant in 2015, at which time the shareholders will vote on whether Mr. Li will serve as a Class II member of the Board for another term.

Mr. Li is the Chief Financial Officer of the Registrant and is familiar with US GAAP, China GAAP and the Sarbanes-Oxley Act and has supported Dehaier with the establishment of internal control system and procedures since November 2010. He previously worked as senior auditor in KPMG Huazhen Beijing from September 2008 through November 2010 with extensive experience in audit methods and internal controls as well as financial management. Mr. Li earned his bachelor degree in Economics at Beijing University of Technology in 2008 and is a member of the Internal Control Institute as a Certified Internal Control Specialist.

Mr. Li will receive no compensation as a director beyond the compensation he receives for serving as Chief Financial Officer of the Registrant.

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Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dehaier Medical Systems Limited

By:	/s/ Ping Chen
Ping Chen
Chief Executive Officer

Dated: April 4, 2013

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